U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   FORM 12B-25

     NOTIFICATION OF LATE FILING             SEC FILE NUMBER

                                             0-17303

[X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR

     For Period Ended:    December 31, 1998

     [ ] Transition  Report on Form 10-K
     [ ] Transition  Report on Form 20-F
     [ ] Transition  Report  on Form  11-K
     [ ] Transition  Report  on Form 10-Q
     [ ] Transition Report on Form N-SAR


     For the Transition Period Ended:________________________________________


Part I - Registrant Information

     Full Name of Registrant
              Vector Aeromotive Corporation
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     Address of Principal Executive Office (Street and Number)
              975 Martin Avenue
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     City, State and Zip Code
              Green Cove Springs, Florida 32043
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Part II - Rules 12b-25(b) and (c)




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Part III - Narrative

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.


     Registrant's auditors have not completed the audit of the Registrant. Registrant has been told that the audit has taken longer than anticipated.
Registrant has no financial statements to file although the text unrelated to financial statements is complete. Registrant is hopeful the Form 10-K can be filed within two weeks.



Part IV - Other Information

     (1) Name and telephone number of person to contact in regard to this notification

      Timothy J. Enright           (904) 529-0092
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          (Name)                   (Area Code)  (Telephone Number)


     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                    [X]  Yes      [ ]  No


     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                    [  ]  Yes      [X]  No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                           Vector Aeromotive Corporation

          (Name of Registrant as specified in charter)


has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date       31 March 1999                          By     /s/ T. J. Enright
    --------------------                            ---------------------------
                                                         T. J. Enright
                                                    Chief Operating Officer and
                                                        Secretary